EXHIBIT 99.1

Release: 4:30 P.M. October 21, 2020

Contact:    Investor Relations Department
                    212-365-6721
                    IR@MetropolitanBankNY.com

Metropolitan Bank Holding Corp. Reports Net Income of $10.8 Million
 And Diluted EPS of $1.27 for the Third Quarter

NEW YORK, October 21, 2020 – Metropolitan Bank Holding Corp. (the “Company”) (NYSE: MCB), the holding company for Metropolitan Commercial Bank (the “Bank”), today reported net income of $10.8 million, or $1.27 per diluted common share, for the third quarter of 2020, as compared to net income of $7.7 million, or $0.90 per diluted common share, for the third quarter of 2019.

For the nine months ended September 30, 2020, the Company reported net income of $27.7 million, or $3.27 per diluted common share, as compared to $22.3 million, or $2.63 per diluted common share, for the nine months ended September 30, 2019.

Financial Highlights for the third quarter of 2020 include:

•	Annualized return on average assets was 1.07% and 0.98% for the three and nine months ended September 30, 2020, respectively.

•
Return on average equity was 13.20% for the third quarter of 2020, an increase of 257 basis points from the third quarter of 2019. Return on average tangible common equity* was 13.85% for the third quarter of 2020, an increase of 259 basis points from the third quarter of 2019.

•	Net interest margin held steady at 3.18% for the third quarter of 2020, as compared to 3.19% for the linked quarter.

•	Total assets increased 19.2% to $4.00 billion as of September 30, 2020, as compared to $3.36 billion at December 31, 2019, with net loan growth of 11.7% since December 31, 2019.

•	Total deposits increased 3.9% during the quarter, and 26.4% from December 31, 2019.

•
Asset quality continued to be strong with non-performing loans as a percentage of loans outstanding declining by 7 basis points to 22 basis points at September 30, 2020, as compared to 29 basis points at June 30, 2020.  Net charge-offs as a percentage of average loans were 2 basis points year-to-date through September 30, 2020.

•
Total loan modifications related to COVID-19 decreased by 37.5% in the quarter, to $329.9 million at September 30, 2020. The largest decrease in modifications were in full payment deferrals, which declined by 43.0% in the quarter principally due to loans returning to normal payment terms.

* Average tangible common equity excludes Class B preferred stock and intangible assets. See Reconciliation of Non-GAAP Measures on page 16

Mark R. DeFazio, the Company’s President and Chief Executive Officer commented “I am very pleased with the sustained performance of MCB. During an extraordinary time, MCB is successfully navigating the challenges facing the industry and our clients. This positive performance is a testament to our skilled underwriting, strong relationships and the resilience of our clients. MCB continues to benefit from the diversification of our organic loan and deposit platform. We have built a durable platform that continues to deliver strong financial results despite low rates and a flat yield curve. We accomplish this by staying extremely focused on costs and operating our highly efficient franchise, while pricing loans appropriately and maintaining attractive deposit costs.

“In addition, I am pleased to report the Bank’s Global Payments Group continues to expand its payment solutions footprint with additional FinTech clients. As a provider of critical financial infrastructure to FinTechs, MCB will continue to benefit from incremental non-interest income and low-cost deposits, which will further improve our positioning.

“Lastly, I want to express my deepest appreciation for our staff who, while dealing with their own personal challenges with COVID-19, have ensured that the Bank continues to support our clients and build on our profitable growth,” Mr. DeFazio concluded.

Balance Sheet

The Company had total assets of $4.00 billion at September 30, 2020, an increase of 19.2% from December 31, 2019. Total loans increased to $2.99 billion at September 30, 2020, as compared to $2.89 billion and $2.67 billion at June 30, 2020 and December 31, 2019, respectively. The increase from June 30, 2020 primarily included net increases of $23.2 million in CRE loans and $83.8 million in C&I loans, partially offset by paydowns and amortization of $9.5 million in 1-4 Family and Consumer loans. The increase from December 31, 2019 primarily included net increases of $277.1 million in CRE loans and $79.4 million in C&I loans, partially offset by paydowns and amortization of $39.6 million in 1-4 Family and Consumer loans. For the three and nine months ended September 30, 2020, the Bank’s loan production was $183.3 million and $513.2 million, respectively, as compared to $267.7 million and $839.7 million for the three and nine months ended September 30, 2019, respectively.

Total cash and cash equivalents were $767.9 million at September 30, 2020, an increase of 97.3% from December 31, 2019. The increases in cash and cash equivalents reflect the strong growth in deposits of $736.9 million that exceeded growth in loans of $316.6 million for the nine months ended September 30, 2020. Total securities, primarily those classified as available-for-sale (“AFS”), were $187.7 million at September 30, 2020, a decrease of 22.1% from December 31, 2019. AFS securities decreased primarily due to sales of $108.1 million, calls of $30.0 million and maturities and paydowns of $43.0 million, partially offset by purchases of $127.7 million.

Total deposits increased to $3.53 billion at September 30, 2020, up 3.9% and 26.4%, respectively, as compared to $3.39 billion and $2.79 billion at June 30, 2020 and December 31, 2019. The increase in deposits for the third quarter of 2020 over June 30, 2020 was due to increases of $26.8 million in non-interest-bearing deposits and $106.1 million in interest-bearing deposits. The growth primarily derived from retail deposits from lending customers as well as property management accounts and debit card programs. The year-to-date increase in deposits was due to increases of $274.1 million in interest-bearing deposits to $1.97 billion at September 30, 2020, as compared to $1.70 billion at December 31, 2019, and $462.8 million in non-interest-bearing deposits to $1.55 billion at September 30, 2020, as compared to $1.09 billion at December 31, 2019. The increase in deposits was primarily due to growth in bankruptcy and property management accounts, as well as deposit growth in the Bank’s retail network. Non-interest-bearing deposits were 44.0% of total deposits at September 30, 2020, as compared to 39.0% at December 31, 2019.

During the third quarter of 2020, the Bank repaid $104.0 million of Federal Home Loan Bank Advances with a weighted-average cost of funds of 2.09%.

Metropolitan Commercial Bank meets all the requirements to be considered “Well-Capitalized” under applicable regulatory guidelines. At September 30, 2020, total non-owner-occupied commercial real estate loans were 417.3% of risk-based capital, as compared to 412.5% at December 31, 2019.

Income Statement

Net Interest Income

Net interest income for the third quarter of 2020 was $32.3 million, an increase of $2.2 million from the linked quarter. This increase was primarily due to the higher average balance of $4.00 billion in interest-earning assets for the third quarter of 2020, which increased $217.3 million from the linked quarter.

New loans were originated at lower yields, while deposits in the third quarter bore lower interest rates resulting in lower average yields as well as lower cost of interest-bearing liabilities for the third quarter of 2020, as compared to the linked quarter.

Net Interest Margin

Net interest margin held steady at 3.18% for the third quarter of 2020, as compared to 3.19% for the linked quarter. Though the quarter to quarter impact was modest, lower costs of funds on deposits was largely offset by lower yield on interest-earning assets given mix shift toward lower-yielding securities and overnight deposits as the Bank’s available liquidity increased in the quarter. Securities available for sale and overnight deposits yielded 1.26% and 0.14%, respectively, for the third quarter of 2020, as compared to 1.73% and 0.19%, respectively, for the second quarter of 2020.

Non-Interest Income

Non-interest income was $3.6 million for the third quarter of 2020, a decrease of $2.0 from the linked quarter. This decrease was due primarily to a $2.3 million gain on sale of securities recognized in the second quarter of 2020.

Non-Interest Expense

Non-interest expense was $18.9 million for the third quarter of 2020, an increase of $646,000 from the linked quarter. The increase, as explained below, was primarily due to increases in Bank premises and equipment, professional fees and other expenses, offset by a decrease in licensing fees and technology costs.

Bank premises and equipment was $2.1 million for the third quarter of 2020, an increase of $224,000 from the linked quarter, primarily due to moving expenses and disposals of furniture related to the Company taking possession of new space at its headquarters in 99 Park Ave., New York, NY in July 2020.

Professional fees were $1.2 million for the third quarter of 2020, an increase of $339,000 from the linked quarter, principally due to increased legal and consulting fees.

Other expenses were $2.7 million for the third quarter of 2020, an increase of $697,000 from the linked quarter, driven largely by regulatory premiums and certain business-related reserves.

Licensing fees and technology costs amounted to $3.0 million for the third quarter of 2020, a decrease of $500,000 from the linked quarter. This decrease was primarily due a decrease in licensing fees related to certain corporate cash management deposits, offset by an increase in technology costs. Licensing fees amounted to $2.0 million, a decrease of $617,000 for the third quarter of 2020 from the linked quarter, which is primarily due to lower average balances of deposits related to these fees for the third quarter of 2020, as compared to second quarter of 2020. Technology cost was $941,000 for the third quarter of 2020, an increase of $117,000 from the linked quarter and attributable to the continued growth of the Company and its technology needs.

Non-interest expense was $56.7 million for the nine months ended September 30, 2020, an increase of $13.8 million from the nine months ended September 30, 2019. The increase, as described below, was primarily due to increases in compensation and benefits cost, licensing fees and technology costs, and Bank premises and equipment costs.

Compensation and benefits were $30.0 million for the nine months ended September 30, 2020, an increase of $6.7 million over the nine months ended September 30, 2019. This increase was due to year-on-year increase in the number of full-time employees, as well as growth in total compensation in line with year-on-year loan growth and revenue generation for the nine months ended September 30, 2020 from September 30, 2019.

For the nine months ended September 30, 2020, licensing fees and technology costs was $10.2 million, an increase of $2.7 million over the nine months ended September 30, 2019. This increase was primarily due to increases in licensing fees related to certain corporate cash management deposits and technology costs. Licensing fees amounted to $7.7 million for the nine months ended September 30, 2020, an increase of $2.0 million over the nine months ended September 30, 2019. Average corporate cash management deposits related to these licensing fees amounted to $777.4 million for the nine months ended September 30, 2020, as compared to $324.0 million for the nine months ended September 30, 2019, primarily due to an increase in bankruptcy deposit accounts. Technology costs were $2.5 million for the nine months ended September 30, 2020, an increase of $735,000 over the nine months ended September 30, 2019. The increase in technology costs was due to the growth of the business and its technology needs.

Bank premises and equipment was $6.5 million for the nine months ended September 30, 2020, an increase of $2.0 million over the nine months ended September 30, 2019, primarily due to the Company taking possession of and renovating new headquarters space. The additional rent amounted to $1.8 million for the nine months ended September 30, 2020. In addition, the Bank accelerated the amortization of $575,000 of leasehold improvements related to the Bank’s prior space at its headquarters in the first quarter of 2020.

Asset Quality

Non-performing loans were $6.6 million at September 30, 2020, a decrease of $1.8 million from June 30, 2020, primarily due to one C&I loan, which was paid down by $2.0 million during the third quarter and had a principal balance of $3.5 million outstanding at September 30, 2020.

The provision for loan losses for the third quarter of 2020 was $1.1 million, a decrease of $629,000 from the linked quarter. The provision for loan losses for the third quarter of 2020 was lower than the linked quarter primarily due to the decrease in loan production in the third quarter of 2020, as compared to the linked quarter, and reflecting a modest improvement in the economic environment. Net loan growth for the third quarter of 2020 was $97.3 million, as compared to $126.2 million for the second quarter of 2020.

(dollars in thousands)	September 30, 2020	June 30, 2020
Non-performing loans:
Non-accrual loans:
One-to-four family	—	—
Commercial and industrial	4,512	6,482
Consumer	1,157	601
Total non-accrual loans	$5,669	$7,083
Accruing loans 90 days or more past due	954	1,365
Total non-performing loans	$6,623	$8,448
Non-accrual loans as % of loans outstanding	0.19%	0.24%
Non-performing loans as % of loans outstanding	0.22%	0.29%
Allowance for loan losses	$(33,614)	$(32,505)
Allowance for loan losses as % of loans outstanding	1.12%	1.12%

	Three months ended September 30,		Nine months ended September 30,
(dollars in thousands)	2020	2019	2020	2019
Provision for loan losses	$1,137	$2,004	$7,693	$1,923
Charge-offs	$(82)	$(275)	$(475)	$(691)
Recoveries	$54	$—	$124	$4,270
Net charge-offs/(recoveries) as % of average loans (annualized)	0.00%	0.05%	0.02%	(0.22)%

Coronavirus Update

Operational Readiness

On September 7, 2020, the Bank implemented its Return-to-Work Plan, which allowed for up to 50% of employees to return to work. The Bank is monitoring conditions in New York City and the surrounding areas and will revise the Return-to-Work Plan, as necessary.  The Bank requires certain health protocols to be followed by all employees including, but not limited to, daily temperature checks prior to entering the common workspace, daily health certifications by employees, office cleaning measures, social distancing practices and the use of face coverings in all common areas.

Financial Impact

Loan Portfolio and Modifications

The Bank has taken several steps to assess the financial impact of COVID-19 on its business, including contacting customers to determine how their business was being affected and analyzing the impact of the virus on the different industries that the Bank serves.

The largest concentration in the loan portfolio is healthcare, which amounted to $780.1 million, or 26.1% of total loans at September 30, 2020, including $660.1 million in loans to skilled nursing facilities (“SNF”). The Bank has not noted any significant impact on SNF loans because of COVID-19 as the demand for nursing home beds remains strong and cash flows have not been significantly affected.

Loan Modifications: The Bank has been working with customers to address their needs during the pandemic. Loan customers have requested various forms of relief during this period, including payment deferrals, interest rate reductions and extensions of maturity dates.

The following is a summary of loan modifications requested and in process as of September 30, 2020 (dollars in thousands):

	CRE		C&I		1-4 Family		Consumer		Total
Type of Modification	Balance	Number of Loans	Balance	Number of Loans	Balance	Number of Loans	Balance	Number of Loans	Balance	Number of Loans

Defer monthly principal payments (1)	$150,151	32	$503	1	$—	—	$—	—	$150,654	33
Full payment deferral (2)	120,870	15	7,983	5	4,098	12	2,685	33	135,636	65
Allow the use of reserve accounts	5,000	1	1,400	1	—	—	—	—	6,400	2
Cease escrowing for tax payments	4,000	1	—	—	—	—	—	—	4,000	1
Interest rate reduction (3)	29,703	5	3,532	1	—	—	—	—	33,235	6
	$309,724	54	$13,418	8	$4,098	12	$2,685	33	$329,925	107

(1)	Waived principal payments for 2 to 9 months.
(2)	Deferred principal and interest payments or interest-only payments for 3 to 6 months. Deferred payments will be repaid during 2021.
(3)	Rate reduced by approximately 100 basis points.

Loan modifications as a percentage of total loans decreased to 11.0% at September 30, 2020, as compared to 18.2% at June 30, 2020.

The following is a summary of the weighted average loan-to-value ratio (“LTV”) for CRE, C&I owner-occupied loans and 1-4 Family loan modifications as of September 30, 2020 (dollars in thousands):

Industry	Total Modifications	Weighted Average LTV

CRE:
Retail	$51,235	46.5%
Hospitality	81,554	50.6%
Office	16,732	27.5%
Mixed-Use	32,007	55.6%
Multifamily	62,332	22.0%
Warehouse	21,021	37.3%
Other	44,843	72.2%
Total CRE	$309,724	45.7%
C&I Owner-Occupied:
Real Estate Secured	$7,735	69.3%
1-4 Family
Residential Real Estate	$4,098	49.9%

	$321,557	46.3%

Allowance for Loan Losses (“ALLL”):  Management continues to monitor the impact of COVID-19, particularly as the term of loan modifications expire and borrowers return to a normal debt service schedule as well as the commencement of a repayment schedule for payments that were deferred.  As such, significant adjustments to the ALLL may be required as the full impact of COVID-19 on the Bank’s borrowers becomes known.
The Bank has not yet adopted ASU No. 2016-13, Financial Instruments – Credit Losses, which requires the measurement of all expected credit losses (“CECL”) for financial asset. The Bank is currently developing CECL models and evaluating its potential impact on the Bank’s ALLL.

About Metropolitan Bank Holding Corporation

Metropolitan Bank Holding Corp. (NYSE: MCB) is the holding company for Metropolitan Commercial Bank. The Bank provides a broad range of business, commercial and personal banking products and services to small and middle-market businesses, public entities and affluent individuals in the New York metropolitan area. Founded in 1999, the Bank is headquartered in New York City and operates six locations in Manhattan, Brooklyn and Great Neck, Long Island. The Bank is also an active issuer of debit cards for third-party debit card programs. Metropolitan Commercial Bank is a New York State chartered commercial bank and a Federal Reserve System member bank whose deposits are insured up to applicable limits by the FDIC, and an equal opportunity lender. For more information, please visit www.mcbankny.com.

Forward Looking Statement Disclaimer

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include but are not limited to the Company’s financial condition and capital ratios, results of operations and the Company’s outlook and business. Forward-looking statements are not historical facts. Such statements may be identified by the use of such words as “may”, “believe”, “expect”, “anticipate”, “plan”, “continue”, or similar terminology. These statements relate to future events or our future financial performance and involve risks and uncertainties that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we caution you not to place undue reliance on these forward-looking statements. Factors which may cause our forward-looking statements to be materially inaccurate include, but are not limited to those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as an unexpected deterioration in our loan portfolio, unexpected increases in our expenses, greater than anticipated growth and our ability to manage such growth, unanticipated regulatory action, unexpected changes in interest rates, an unanticipated decrease in deposits, an unanticipated loss of key personnel, an unanticipated loss of existing customers, competition from other institutions resulting in unanticipated changes in our loan or deposit rates, unanticipated increases in Federal Deposit Insurance Corporation costs and unanticipated adverse changes in our customers’ economic conditions or economic conditions in our local area in general.

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and whether the gradual reopening of businesses will result in a meaningful increase in economic activity. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; our cyber security risks are increased as the result of an increase in the number of employees working remotely; and FDIC premiums may increase if the agency experience additional resolution costs.

Forward-looking statements speak only as of the date of this release. We do not undertake any obligation to update or revise any forward-looking statement.

Consolidated Balance Sheet

	September 30, 2020	December 31, 2019
Assets	(unaudited)
Cash and due from banks	$8,991	$8,116
Overnight deposits	758,913	381,104
Total cash and cash equivalents	767,904	389,220
Investment securities available for sale	182,334	234,942
Investment securities held to maturity	3,050	3,722
Investment securities -- Equity investments	2,311	2,224
Total securities	187,695	240,888
Other investments	11,097	21,437
Loans, net of deferred fees and unamortized costs	2,989,550	2,672,949
Allowance for loan losses	(33,614)	(26,272)
Net loans	2,955,936	2,646,677
Receivable from prepaid card programs, net	31,237	11,581
Accrued interest receivable	12,524	8,862
Premises and equipment, net	15,913	12,100
Prepaid expenses and other assets	9,720	17,074
Goodwill	9,733	9,733
Total assets	$4,001,759	$3,357,572
Liabilities and Stockholders' Equity
Deposits:
Non-interest-bearing demand deposits	$1,553,241	$1,090,479
Interest-bearing deposits	1,974,385	1,700,295
Total deposits	3,527,626	2,790,774
Federal Home Loan Bank of New York advances	—	144,000
Trust preferred securities	20,620	20,620
Subordinated debt, net of issuance cost	24,643	24,601
Secured Borrowings	32,224	42,972
Accounts payable, accrued expenses and other liabilities	37,014	23,556
Accrued interest payable	479	1,229
Prepaid third-party debit cardholder balances	30,569	10,696
Total liabilities	3,673,175	3,058,448

Class B preferred stock	3	3
Common stock	82	82
Additional paid in capital	218,361	216,468
Retained earnings	109,054	81,364
Accumulated other comprehensive gain, net of tax effect	1,084	1,207
Total stockholders’ equity	328,584	299,124
Total liabilities and stockholders’ equity	$4,001,759	$3,357,572

Consolidated Statement of Income (unaudited)

	Three months ended September 30,		Nine months ended September 30,
(dollars in thousands)	2020	2019	2020	2019
Total interest income	$35,945	$35,496	$106,236	$93,314
Total interest expense	3,621	9,443	14,781	23,746
Net interest income	32,324	26,053	91,455	69,568
Provision for loan losses	1,137	2,004	7,693	1,923
Net interest income after provision for loan losses	31,187	24,049	83,762	67,645

Non-interest income:
Service charges on deposit accounts	863	852	2,746	2,579
Prepaid third-party debit card income	2,572	1,482	6,301	4,161
Other service charges and fees	202	349	1,238	940
Unrealized gain on equity securities	—	17	55	87
Gain on sale of securities	—	—	3,287	—
Total non-interest income	3,637	2,700	13,627	7,767

Non-interest expense:
Compensation and benefits	9,944	7,875	29,962	23,286
Bank premises and equipment	2,111	1,790	6,498	4,473
Professional fees	1,221	906	3,058	2,617
Licensing fees and technology costs	2,960	3,526	10,226	7,529
Other expenses	2,694	1,398	6,984	5,008
Total non-interest expense	18,930	15,495	56,728	42,913

Net income before income tax expense	15,894	11,254	40,661	32,499
Income tax expense	5,111	3,571	12,971	10,228
Net income	$10,783	$7,683	$27,690	$22,271

Earnings per common share:
Average common shares outstanding - basic	8,222,870	8,175,164	8,220,202	8,172,638
Average common shares outstanding - diluted	8,393,211	8,348,970	8,392,055	8,339,958
Basic earnings	$1.30	$0.92	$3.34	$2.69
Diluted earnings	$1.27	$0.90	$3.27	$2.63

Net Interest Margin Analysis

Three months ended
September 30, 2020	June 30, 2020
Average	Average
Outstanding	Yield/Rate	Outstanding	Yield/Rate
(dollars in thousands)	Balance	Interest	(annualized)	Balance	Interest	(annualized)
Assets:
Interest-earning assets:
Loans (1)	$2,946,359	$34,844	4.66%	$2,827,154	$32,983	4.68%
Available-for-sale securities	180,698	582	1.26%	138,944	609	1.73%
Held-to-maturity securities	3,181	14	1.71%	3,423	16	1.85%
Equity investments - non-trading	2,284	10	1.63%	2,274	11	1.91%
Overnight deposits	854,737	299	0.14%	794,377	374	0.19%
Other interest-earning assets	14,680	196	5.22%	18,485	230	4.92%
Total interest-earning assets	4,001,939	35,945	3.54%	3,784,657	34,223	3.62%
Non-interest-earning assets	57,545	59,014
Allowance for loan and lease losses	(33,118)	(31,446)
Total assets	$4,026,366	$3,812,225

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Money market, savings and other interest-bearing accounts	$1,818,436	$2,258	0.49%	$1,764,742	$2,437	0.56%
Certificates of deposit	97,685	423	1.72%	97,688	478	1.97%
Total interest-bearing deposits	1,916,121	2,681	0.56%	1,862,430	2,915	0.63%
Borrowed funds	125,841	940	2.92%	158,471	1,147	2.86%
Total interest-bearing liabilities	2,041,962	3,621	0.71%	2,020,901	4,062	0.81%
Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,583,037	1,398,438
Other non-interest-bearing liabilities	76,491	78,159
Total liabilities	3,701,490	3,497,498

Stockholders' Equity	324,876	314,727
Total liabilities and equity	$4,026,366	$3,812,225

Net interest income	$32,324	$30,161
Net interest rate spread (2)	2.83%	2.81%
Net interest-earning assets	$1,959,977	$1,763,756
Net interest margin (3)	3.18%	3.19%
Ratio of interest earning assets to interest bearing liabilities	1.96	x	1.87	x
(1)	Amount includes deferred loan fees and non-performing loans.
(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.
(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

Three months ended
September 30, 2020	September 30, 2019
Average	Average
Outstanding	Yield/Rate	Outstanding	Yield/Rate
(dollars in thousands)	Balance	Interest	(annualized)	Balance	Interest	(annualized)
Assets:
Interest-earning assets:
Loans (1)	$2,946,359	$34,844	4.66%	$2,419,774	$31,208	5.03%
Available-for-sale securities	180,698	582	1.26%	238,384	1,521	2.55%
Held-to-maturity securities	3,181	14	1.71%	4,050	20	1.98%
Equity investments - non-trading	2,284	10	1.63%	2,237	13	2.32%
Overnight deposits	854,737	299	0.14%	420,982	2,436	2.30%
Other interest-earning assets	14,680	196	5.22%	21,983	298	5.31%
Total interest-earning assets	4,001,939	35,945	3.54%	3,107,410	35,496	4.47%
Non-interest-earning assets	57,545	46,886
Allowance for loan and lease losses	(33,118)	(23,196)
Total assets	$4,026,366	$3,131,100

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Money market, savings and other interest-bearing accounts	$1,818,436	$2,258	0.49%	$1,426,576	$7,163	1.99%
Certificates of deposit	97,685	423	1.72%	112,856	718	2.52%
Total interest-bearing deposits	1,916,121	2,681	0.56%	1,539,432	7,881	2.03%
Borrowed funds	125,841	940	2.92%	202,047	1,562	3.03%
Total interest-bearing liabilities	2,041,962	3,621	0.71%	1,741,479	9,443	2.15%
Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,583,037	1,075,781
Other non-interest-bearing liabilities	76,491	27,193
Total liabilities	3,701,490	2,844,453

Stockholders' Equity	324,876	286,647
Total liabilities and equity	$4,026,366	$3,131,100

Net interest income	$32,324	$26,053
Net interest rate spread (2)	2.83%	2.32%
Net interest-earning assets	$1,959,977	$1,365,931
Net interest margin (3)	3.18%	3.26%
Ratio of interest earning assets to interest bearing liabilities	1.96	x	1.78	x

(1)	Amount includes deferred loan fees and non-performing loans.
(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.
(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

Nine months ended
September 30, 2020	September 30, 2019
Average	Average
Outstanding	Yield/Rate	Outstanding
(dollars in thousands)	Balance	Interest	(annualized)	Balance	Interest	Yield/Rate
Assets:
Interest-earning assets:
Loans (1)	$2,826,845	$100,655	4.75%	$2,208,125	$84,277	5.09%
Available-for-sale securities	179,845	2,536	1.85%	108,526	2,068	2.54%
Held-to-maturity securities	3,408	47	1.81%	4,270	65	2.03%
Equity investments - non-trading	2,274	32	1.85%	2,225	39	2.29%
Overnight deposits	707,125	2,266	0.43%	331,637	5,957	2.40%
Other interest-earning assets	18,189	700	5.06%	22,562	908	5.31%
Total interest-earning assets	3,737,686	106,236	3.79%	2,677,345	93,314	4.65%
Non-interest-earning assets	58,040	42,752
Allowance for loan and lease losses	(30,461)	(21,401)
Total assets	$3,765,265	$2,698,696

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Money market, savings and other interest-bearing accounts	$1,742,611	$9,867	0.76%	$1,134,004	$16,434	1.94%
Certificates of deposit	99,805	1,497	2.00%	110,256	2,029	2.46%
Total interest-bearing deposits	1,842,416	11,364	0.82%	1,244,260	18,463	1.98%
Borrowed funds	157,729	3,417	2.85%	218,537	5,283	3.19%
Total interest-bearing liabilities	2,000,145	14,781	0.99%	1,462,797	23,746	2.17%
Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,378,512	933,938
Other non-interest-bearing liabilities	71,210	23,947
Total liabilities	3,449,867	2,420,682

Stockholders' Equity	315,398	278,014
Total liabilities and equity	$3,765,265	$2,698,696

Net interest income	$91,455	$69,568
Net interest rate spread (2)	2.80%	2.48%
Net interest-earning assets	$1,737,541	$1,214,548
Net interest margin (3)	3.26%	3.47%
Ratio of interest earning assets to interest bearing liabilities	1.87	x	1.83	x

(1)	Amount includes deferred loan fees and non-performing loans.
(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.
(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

Summary of Income and Performance Measures
Five Quarter Trend (unaudited)

	Quarter Ended
(Dollars in thousands)	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019
Net interest income	$32,324	$30,161	$28,969	$28,042	$26,053
Provision for loan losses	1,137	1,766	4,790	2,300	2,004
Net interest income after provision for loan losses	31,187	28,395	24,179	25,742	24,049
Non-interest income	3,637	5,653	4,340	2,862	2,700
Non-interest expense:
Compensation and benefits	9,944	10,058	9,960	7,956	7,875
Other Expense	8,986	8,226	9,556	9,086	7,620
Total non-interest expense	18,930	18,284	19,516	17,042	15,495

Income before income tax expense	15,894	15,764	9,003	11,562	11,254
Income tax expense	5,111	4,953	2,906	3,699	3,571
Net income	10,783	10,811	6,097	7,863	7,683

Performance Measures:
Net income available to common shareholders	10,694	10,716	6,032	7,741	7,550
Per common share:
Basic earnings	$1.30	$1.30	$0.73	$0.95	$0.92
Diluted earnings	$1.27	$1.28	$0.72	$0.93	$0.90
Common shares outstanding:
Average - diluted	8,393,211	8,359,450	8,412,782	8,363,080	8,348,970
Period end	8,289,479	8,294,801	8,294,801	8,312,918	8,319,852
Return on (annualized):
Average total assets	1.07%	1.14%	0.71%	0.95%	0.97%
Average equity	13.20%	13.82%	8.00%	10.53%	10.63%
Average tangible common equity*	13.85%	14.36%	8.33%	11.13%	11.26%
Yield on average earning assets	3.54%	3.62%	4.22%	4.38%	4.47%
Cost of interest-bearing liabilities	0.71%	0.81%	1.48%	1.77%	2.15%
Net interest spread	2.83%	2.81%	2.74%	2.61%	2.32%
Net interest margin	3.18%	3.19%	3.38%	3.35%	3.26%
Net charge-offs as % of average loans (annualized)	0.00%	0.03%	0.02%	0.07%	0.05%
Efficiency ratio	52.64%	54.58%	58.59%	55.14%	53.89%

*Average tangible common equity excludes Class B preferred stock and intangible assets. See Reconciliation of Non-GAAP Measures on page 16.

Consolidated Balance Sheet Summary, Five Quarter Trend (unaudited)

(dollars in thousands)	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019
Assets
Total Assets	$4,001,759	$3,970,441	$3,612,012	$3,357,572	$3,243,171
Overnight deposits	758,913	813,147	569,927	381,104	424,170
Total securities	187,695	194,979	205,646	240,888	256,835
Other investments	11,097	15,731	21,455	21,437	20,921
Loans, net of deferred fees and unamortized costs	2,989,550	2,892,274	2,766,099	2,672,949	2,496,697

Liabilities and Stockholders' Equity
Deposits:
Non-interest-bearing demand deposits	$1,553,241	$1,526,439	$1,250,584	$1,090,479	$1,041,102
Interest-bearing deposits	1,974,385	1,868,300	1,771,108	1,700,295	1,664,104
Total deposits	3,527,626	3,394,739	3,021,692	2,790,774	2,705,206
Borrowings	45,263	149,249	189,235	189,221	189,207
Total stockholders' Equity	328,584	317,169	308,536	299,124	291,002

Asset Quality
Total non-accrual loans	$5,669	$7,083	$6,136	$4,085	$3,998
Total non-performing loans	$6,623	$8,448	$6,341	$4,493	$4,714
Non-accrual loans to total loans	0.19%	0.24%	0.22%	0.15%	0.16%
Non-performing loans to total loans	0.22%	0.29%	0.23%	0.17%	0.19%
Allowance for loan losses	(33,614)	(32,505)	(30,924)	(26,272)	(24,444)
Allowance for loan losses to total loans	1.12%	1.12%	1.12%	0.98%	0.98%
Provision for loan losses	1,137	1,766	4,790	2,300	2,004
Net charge-offs	28	185	138	472	275

Regulatory Capital
Tier 1 Leverage:
Metropolitan Bank Holding Corp.	8.4%	8.6%	9.1%	9.4%	9.6%
Metropolitan Commercial Bank	9.0%	9.2%	9.8%	10.1%	10.3%

Common Equity Tier 1 Risk-Based (CET1):
Metropolitan Bank Holding Corp.	10.1%	9.9%	9.8%	10.1%	10.4%
Metropolitan Commercial Bank	11.8%	11.6%	11.5%	11.8%	12.2%

Tier 1 Risk-Based:
Metropolitan Bank Holding Corp.	11.0%	10.8%	10.7%	11.0%	11.4%
Metropolitan Commercial Bank	11.8%	11.6%	11.5%	11.8%	12.2%

Total Risk-Based:
Metropolitan Bank Holding Corp.	12.9%	12.7%	12.1%	12.5%	13.0%
Metropolitan Commercial Bank	12.9%	12.6%	12.5%	12.7%	13.1%

Reconciliation of Non-GAAP Measures

In addition to the results presented in accordance with Generally Accepted Accounting Principles ("GAAP"), this earnings release includes certain non-GAAP financial measures. Management believes these non-GAAP financial measures provide meaningful information to investors in understanding the Company’s operating performance and trends. These non-GAAP measures have inherent limitations and are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for an analysis of results reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.  Reconciliations of non-GAAP/adjusted financial measures disclosed in this earnings release to the comparable GAAP measures are provided in the following table:

Dollars in thousands, except per share data	Sept. 30, 2020	June 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019

Total Equity	$328,584	$317,169	$308,536	$299,124	$291,002
Less: preferred equity	5,502	5,502	5,502	5,502	5,502
Common Equity	$323,082	$311,667	$303,034	$293,622	$285,500
Less: intangible assets	9,733	9,733	9,733	9,733	9,733
Tangible common equity (book value)	$313,349	$301,934	$293,301	$283,889	$275,767

Common shares outstanding	8,289,479	8,294,801	8,294,801	8,312,918	8,319,852

Book value per share (GAAP)	$38.97	$37.57	$36.53	$35.32	$34.32
Tangible book value per common share (non-GAAP)*	$37.80	$36.40	$35.36	$34.15	$33.15

Average assets	$4,026,366	$3,812,225	$3,454,335	$3,286,916	$3,131,100
Less: average intangible assets	9,733	9,733	9,733	9,733	9,733
Average tangible assets	$4,016,633	$3,802,492	$3,444,602	$3,277,183	$3,121,367

Average equity	$324,876	$314,727	$306,487	$296,228	$286,647
Less: Average preferred equity	5,502	5,502	5,502	5,502	5,502
Average common equity	$319,374	$309,225	$300,985	$290,726	$281,145
Less: average intangible assets	9,733	9,733	9,733	9,733	9,733
Average tangible common equity	$309,641	$299,492	$291,252	$280,993	$271,412

Total assets	$4,001,759	$3,970,441	$3,612,012	$3,357,572	$3,243,171
Less: intangible assets	9,733	9,733	9,733	9,733	9,733
Tangible assets	$3,992,026	$3,960,708	$3,602,279	$3,347,839	$3,233,438
* Tangible book value divided by common shares outstanding at period-end.